As filed with the Securities and Exchange Commission on May 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIAN GROUP INC.

(Exact name of Registrant as specified in its charter)

Delaware	23-2691170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1500 Market Street Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Radian Group Inc. Employee Stock Purchase Plan

(Full title of the plan)

Edward J. Hoffman

Senior Executive Vice President, General Counsel and Corporate Secretary

Radian Group Inc.

1500 Market Street

Philadelphia, Pennsylvania 19102

(Name and address of agent for service)

(215) 231-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	1,250,000 shares (3)	$15.39	$19,237,500.00	$2,395.07

(1)	Includes Preferred Stock Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the common stock of the Registrant reported on the New York Stock Exchange on May 3, 2018.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by Radian Group Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 28, 2018;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the Commission on May 9, 2018;

(c)	The description of the Registrant’s common stock set forth in its registration statement on Form 8-A/A, filed with the Commission on May 4, 2010; and

(d)	the description of our preferred share purchase rights set forth in our registration statement on Form 8-A filed on October 13, 2009, the amendments set forth on Form 8-A/A filed on May 4, 2010 and in any and all amendments and reports filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this registration statement and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Registrant’s amended and restated certificate of incorporation provides that the personal liability of the Registrant’s directors is eliminated to the fullest extent permitted by the DGCL.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VII of the Registrant’s amended and restated bylaws provides that the Registrant will indemnify any person who was or is an authorized representative of the Registrant, including present and former directors and officers of the Registrant, and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against certain expenses, judgments, fees and amounts paid in settlement actually and reasonably incurred. Notwithstanding the foregoing, the Registrant is not required to indemnify any person (1) for any action, suit or proceeding initiated by such person, unless the action suit or proceeding was authorized by the Registrant’s board of directors; (2) for settlement amounts unless the Registrant consented to the settlement (such consent not to be unreasonably withheld); (3) for judicial awards if the Registrant was not given a reasonable and timely opportunity, at its own expense, to participate in the defense of the action, or (4) if the authorized representative has otherwise actually received payment for the amounts that would have been indemnifiable. Article VII also provides for the advancement of expenses to an authorized representative upon receipt of an undertaking by the party to repay those amounts if it is ultimately determined that the authorized representative is not entitled to indemnification. Article VII further permits the Registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL. Section 145 also provides that the aforesaid power to indemnify directors and officers may not be impaired by an amendment to the provision after the occurrence of the act or omission that is the subject of an action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of the act or omission explicitly authorizes the impairment.

The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Radian Group Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (file no. 1-11356) filed on April 9, 2018 for the 2018 Annual Meeting of Stockholders).

4.2	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 11, 2004 and filed on May 12, 2004).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 22, 2008 and filed on May 29, 2008).

4.4	Second Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 12, 2010 and filed on May 18, 2010).

4.5	Certificate of Amendment of Certificate of Incorporation of the Registrant effective as of May 15, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 14, 2013 and filed on May 20, 2013).

4.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant effective as of May 11, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 11, 2016 and filed on May 17, 2016).

4.7	Certificate of Change of Registered Agent and Registered Office of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated November 10, 2010 and filed on November 16, 2010).

4.8	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated October 9, 2009 and filed on October 13, 2009).

4.9	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated November 9, 2016 and filed on November 14, 2016).

4.10	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (file no. 1-11356) for the year ended December 31, 1999.

4.11	Amended and Restated Tax Benefit Preservation Plan, dated as of February 12, 2010, between the Registrant and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated February 12, 2010 and filed on February 17, 2010).

4.12	First Amendment to the Amended and Restated Tax Benefit Preservation Plan, dated as of May 3, 2010, between the Registrant and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 3, 2010 and filed on May 4, 2010).

5.1	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 9, 2018.

RADIAN GROUP INC.

By:	/s/ Richard G. Thornberry
Name:	Richard G. Thornberry
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints Richard G. Thornberry and Edward J. Hoffman, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to do any and all acts and things in his or her name and on his or her behalf in his or her capacity as a director and/or officer and to execute any and all documents for him or her in such capacity, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including, without limitation, the execution and filing with the Securities and Exchange Commission of any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard G. Thornberry Richard G. Thornberry	Chief Executive Officer (Principal Executive Officer) and Director	May 9, 2018

/s/ J. Franklin Hall J. Franklin Hall	Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 9, 2018

/s/ Catherine M. Jackson Catherine M. Jackson	Senior Vice President, Controller (Principal Accounting Officer)	May 9, 2018

/s/ Herbert Wender Herbert Wender	Non-Executive Chairman of the Board	May 9, 2018

/s/ David C. Carney David C. Carney	Director	May 9, 2018

/s/ Howard B. Culang Howard B. Culang	Director	May 9, 2018

/s/ Lisa W. Hess Lisa W. Hess	Director	May 9, 2018

/s/ Stephen T. Hopkins Stephen T. Hopkins	Director	May 9, 2018

/s/ Brian D. Montgomery Brian D. Montgomery	Director	May 9, 2018

/s/ Gaetano Muzio Gaetano Muzio	Director	May 9, 2018

/s/ Gregory V. Serio Gregory V. Serio	Director	May 9, 2018

/s/ Noel J. Spiegel Noel J. Spiegel	Director	May 9, 2018